DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359 - 3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Declares a $0.13 Cash Dividend

(March 1, 2007 -- Downingtown, PA) DNB Financial Corporation, parent of DNB First, National Association, today announced that its Board of Directors declared a cash dividend of $0.13 per share for the first quarter of 2007 to shareholders of record on March 10, 2007. The cash dividend will be paid on March 20, 2007.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $525 million community bank headquartered in Chester County, Pennsylvania. The bank is the oldest independent bank in the county, founded in 1860, with nine full service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. Customers may also visit DNB at its internet website at http://www.dnbfirst.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.

4 Brandywine Avenue • Downingtown, PA 19335-0904 • (610) 269-1040